Exhibit 99.6

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: William Hamilton
April 5, 2007	617-292-9689
william.hamilton@fhlbboston.com

DR. HELEN PETERS APPOINTED TO
FEDERAL HOME LOAN BANK OF BOSTON BOARD OF DIRECTORS

BOSTON — Dr. Helen Peters, Boston College professor of finance, has been appointed to the board of directors of the Federal Home Loan Bank of Boston (the Bank). Dr. Peters will fill the remainder of a three-year term that began on January 1, 2007.

Dr. Peters is the former dean of the Carroll School of Management at Boston College. As a professor of finance, her current teaching and research interests include investments, security analysis, risk management, and corporate governance.

Prior to joining Boston College, Dr. Peters served as an investment banker, government regulator, financial strategist, and money manager. She holds a B.A. in economics from the University of Pennsylvania, and an M.A. in statistics and Ph.D. in finance from the Wharton School, where she was the first woman to receive a Ph.D. in finance.

Dr. Peters was one of six individuals named to appointed director vacancies on the Bank’s board of directors by the Federal Housing Finance Board, regulator of the Federal Home Loan Banks.  She was selected from a slate of candidates submitted by the Bank’s board of directors.

The Federal Home Loan Bank of Boston (www.fhlbboston.com) is a cooperatively owned wholesale bank for the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

###

Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600
 |    FAX: 617-292-9645  www.fhlbboston.com